HEILIG-MEYERS COMPANY
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                 (Amounts in thousands except per share data)

                                  Three Months Ended   Nine Months Ended
                                     November 30,         November 30,
                                    1997     1996        1997     1996
                                    ----     ----        ----     ----

Primary Earnings (Loss) Per Share:

  Average number of
    shares outstanding             56,786   48,623      55,730    48,571

  Net effect of stock
    options                           651      369         800       841

  Contingently issuable shares
    considered outstanding            127        0          42         0

  Average number of
    shares as adjusted             57,564   48,992      56,572    49,412

  Net earnings (loss)            $(49,122)  $9,492    $(26,082)  $29,609

  Per share amount               $   (.85)  $  .19    $   (.46)  $   .60

Fully Diluted Earnings (Loss) Per Share:

  Average number of
    shares outstanding             56,786   48,623      55,730    48,571

  Net effect of stock
    options                           651      369         816       856

  Contingently issuable shares
    considered outstanding            127        0          42         0

  Average number of
    shares as adjusted             57,564   48,992      56,588    49,427

  Net earnings (loss)            $(49,122)  $9,492    $(26,082)  $29,609

  Per share amount               $   (.85)  $  .19    $   (.46)  $   .60

Earnings (Loss) Per Common Share:

Earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The Company has issued stock options, which are the Company's only common stock equivalent, at exercise prices ranging from $5.52 to $35.06. Stock options which were antidilutive for the period ended November 30, 1997 were not included in the earnings (loss) per share calculation.

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